Exhibit 4.1

February 28, 2006

Cranshire Capital, L.P.
666 Dundee Road
Suite 1901
Northbrook, Illinois
USA 60062
Attention:   Mitchell P. Kopin

Dear Sirs:

Re:	Generex Biotechnology Corporation
- Amendment to Jan 20 06 Additional Investment Right

We make reference to the additional investment right issued by Generex Biotechnology Corporation (the “Company”) to Cranshire Capital, L.P. (“Cranshire”) on January 20, 2006 pursuant to which the Company, inter alia, granted to Cranshire the right to purchase a $1,000,000 principal amount debenture convertible at $1.25 per share (the “AIR”).

The Initial Exercise Date (as that term is defined in the AIR) of the AIR is expressed therein as the 181st day after the date thereof. The Company hereby confirms that, in consideration of the exercise of the AIR by Cranshire and the delivery to the Company of a Notice of Exercise in respect thereof on or before the close of business on February 28, 2006, the Company has agreed to abridge the Initial Exercise Date and to honor the aforementioned Notice of Exercise.

Yours truly,

Generex Biotechnology Corporation

/s/ Mark A. Fletcher

Mark A. Fletcher
Executive Vice-President, General Counsel
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